Exhibit 10.50
TALX Corporation
Incentive Bonus Plan Policy	Fiscal Year (April 1 — March 31)
The TALX incentive bonus plan is designed to deliver significant cash compensation for superior performance against specific standards. The incentive bonus plan is an important part of TALX’s compensation philosophy, coupled with our policy of competitive salaries and merit-based increases, the incentive bonus plan provides for additional compensation opportunities based on the accomplishment of specific financial objectives and department (work center) performance goals. Participation in the incentive plan intentionally includes all positions within the organization. The incentive bonus plan offers each TALX employee the opportunity to earn a percentage of their base salary, the specific percentage varying by position, but consistent by like roles across the organization.
How Incentive Bonus Plan Awards Are Determined
Employees with direct sales responsibilities within the Sales organization will receive a fiscal year position specific incentive compensation plan which details how quota, commission, and bonuses are earned. All other employees’ incentive bonus plans may have a TALX Earnings Per Share goal portion and a department performance goal component. There may be a graduated scale enabling payment in excess of the incentive amount for greater than 100% attainment of the goals as well as enabling payment of a portion for less than 100% attainment of the goals.
TALX Earnings Per Share Goal Portion
The TALX Earnings Per Share goal will be determined by the Board of Directors.
Department Performance Goal Portion
The Department goals will be tied to goal(s) that the employee can most directly influence. Department goal standards will be set once the fiscal year’s budget is finalized and will be determined by the business unit head. The Department performance goals may be quarterly, semi-annual goals, or annual.
How the Incentive Bonus Plan Is Communicated
Officers and Directors will review the budget plan for the fiscal year, and set the Department goal(s) for each of their direct reports and their teams. Each manager will then review the incentive bonus plan goals with their team. Incentive plan communication should be completed within sixty (60) days from the beginning of the fiscal year for all eligible employees or within thirty (30) days from the date of hire for new employees. Human Resources will distribute a bonus form to be utilized in the communication. Bonus documents with individual employee goals should be signed by the employee, the Director, and Human Resources. A copy of the signed document will be retained in the employee’s personnel file.
Incentive Bonus Plan Award Payment Timing
TALX Earnings Per Share Goal Portion
The TALX Earnings Per Share goal portion will be paid annually. The annual amount will be paid at the end of the month payroll following the successful completion of the year-end financial audit.
Department Performance Goal Portion
The Department performance goal portion will be paid out in accordance to the goal criteria: quarterly, semi-annually, or annually. Portions are paid at the normal payroll following the successful completion of the quarterly and year-end financial audits.
Incentive Bonus Plan Award Calculation
Base Salary
Generally, the employee’s base salary effective at the beginning of the fiscal year, April 1, will be the base salary utilized in the calculation of the incentive bonus awards.
Changes In Employment (Full-time vs. Part-time) Status
The award will be prorated to reflect the change in employment status based upon the effective date of the status change and the criteria of the goal. Status changes for annual goals are effective with the first of the month coincident with or following the effective date of the status change. Usually, status changes for quarterly and semi-annual goals are effective with the beginning of the next goal period, coincident with or following the effective date.
Incentive Bonus Plan Award Eligibility
Newly Hired
Employees of TALX as of the beginning of the fiscal year will be eligible for the appropriate incentive plan. Generally, employees hired after April 1 will be eligible for plans in accordance with the goal criteria. Employees with annual plans will be eligible as of the first of the month coincident with or following hire. For those with quarterly or semi-annual criteria, eligibility will begin as of the beginning of the next goal period, coincident with or following the effective date. Award amounts paid will be prorated for the period of eligibility. Eligibility for employees hired as a part of an acquisition will be determined based on the terms of the acquisition agreement.
Promotions
The award will be prorated between the two positions based upon the effective date of the new position, and new salary, if appropriate, following the effective date rule for each goal criteria.
Transfers between Departments
The award will be prorated between the two departments based upon the effective date rule for each goal criteria.
Terminations or Resignations
An employee must be actively employed on the date bonuses become payable in order to be eligible for an incentive award for that period.
Guarantees
No part of any incentive award to any employee may be guaranteed or in any way assured unless pre-approved in writing by the Chief Financial Officer and President. TALX may, at TALX’s sole discretion, elect to pay, not pay or amend the amount payable to any employee under the Incentive Bonus Plan Policy.